Exhibit 99.1

Investor Relations Contact

Tim Smith, 703-854-0348

For immediate release	Media Contact
May 30, 2012	Meghan Lublin, 703-854-0299

Sunrise Senior Living Settles Litigation with Five Star Quality Care, Inc.

Sunrise Reaches Agreement for Early Transition from 10 Leased Communities

MCLEAN, VA - Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that on May 29, 2012, the Company agreed to pay $4 million to settle the previously disclosed litigation with Five Star Quality Care, Inc. and its affiliates.

Sunrise also announced that the Company has reached an agreement with Senior Housing Properties Trust (SNH), to allow Sunrise’s early termination of leases on 10 communities leased from SNH that were scheduled to expire on December 31, 2013. Sunrise expects to transition management of the 10 communities to Five Star over the next 12 months, with the majority transitioning within the first 120 days, subject to required regulatory approvals. As part of this agreement, SNH will pay Sunrise $1 million as consideration for in place furniture, fixtures and equipment (FF&E). Sunrise will take an impairment charge in the second quarter of 2012 of approximately $16 million to the book value of leasehold improvements and FF&E at the 10 communities.

As previously disclosed, the term of the remaining four leases with SNH were extended for an additional five-year term commencing January 1, 2014 and ending December 31, 2018.

“We are pleased Sunrise will continue leasing and managing Bedford Court, Stratford Court of Boca Pointe, The Colonnades and The Jefferson,” said Mark Ordan, Sunrise’s chief executive officer. “Retaining these strong communities and settling the long standing litigation are positive steps for Sunrise.”

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 31,600 people. As of March 31, 2012, Sunrise operated 308 communities located in the United States, Canada and the United Kingdom, with a unit capacity of approximately 30,300 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to; the risk that we may not be able to successfully execute our plan to sell certain assets mortgaged pursuant to our German restructure transaction or the net sale proceeds of the mortgaged North American properties may not be sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the German restructure transactions when such payment is required in October 2012; the risk that we may be unable to reduce expenses and generate positive operating cash flows; the risk of future obligations to fund guarantees to some of our ventures and lenders to the ventures; the risk of further write-downs or impairments of our assets; the risk that we are unable to obtain waivers, cure or reach agreements with respect to existing or future defaults under our loan, venture and construction agreements; the risk that we will be unable to repay, extend or refinance our indebtedness as it matures, or that we will not comply with loan covenants; the risk that our ventures will be unable to repay, extend or refinance their indebtedness as it matures, or that they will not comply with loan covenants creating a foreclosure risk to our venture interest and a termination risk to our management agreements; the risk that we are unable to continue to recognize income from refinancings and sales of communities by ventures; the risk of declining occupancies in existing communities or slower than expected leasing of newer communities; the risk that we are unable to extend leases on our operating properties at expiration; the risk that some of our management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; the risk that our management agreements can be terminated in certain circumstances due to our failure to comply with the terms of the management agreements or to fulfill our obligations thereunder; the risk that ownership of the communities we manage is heavily concentrated in a limited number of business partners; the risk that our current and future investments in ventures could be adversely affected by our lack of sole decision-making authority, our reliance on venture partners’ financial condition, any disputes that may arise between us and our venture partners and our exposure to potential losses from the actions of our venture partners; the risk related to operating international communities that could adversely affect those operations and thus our profitability and operating results; the risk from competition and our response to pricing and promotional activities of our competitors; the risk that liability claims against us in excess of insurance limits could adversely affect our financial condition and results of operations including publicity surrounding some claims that may damage our reputation, which would not be covered by insurance; the risk of not complying with government regulations; the risk of new legislation or regulatory developments; the risk of changes in interest rates; the risk of unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, downturns in the housing market, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; the risks associated with the ownership and operation of assisted living and independent living communities; other risk factors contained in the Company’s Form 10-K filed with the SEC on March 1, 2012, as amended on March 15, 2012, and as may be amended or supplemented in our Form 10-Q filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “Sunrise,” the “Company,” “we,” “us” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.